Exhibit 10.65

CBOE GLOBAL MARKETS, INC. LONG-TERM INCENTIVE PLAN

Restricted Stock Unit Award Agreement – Performance Based

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is dated effective _______________________(the “Award Date”), and is between Cboe Global Markets, Inc. (the “Corporation”) and _______________ (“Participant”).  Any term capitalized but not defined in this Agreement will have the meaning set forth in the Second Amended and Restated Cboe Global Markets, Inc. (formerly CBOE Holdings, Inc.) Long-Term Incentive Plan (as may be amended from time to time, the “Plan”).

1.         Award.  The Corporation hereby awards to Participant [___] Restricted Stock Units (the “Restricted Stock Units”).  The Restricted Stock Units will be subject to the terms and conditions of the Plan and this Agreement.  Each Restricted Stock Unit is a notional amount that represents one unvested share of Stock and entitles Participant, subject to the terms of this Agreement, to receive a share of Stock if and when the Restricted Stock Unit vests.

2.         No Rights as Stockholder; Dividend Equivalents.  Participant shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of the shares of Stock (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation).  Notwithstanding the foregoing, in the event that the Corporation declares a cash dividend on shares of Stock, on the payment date of the dividend, Participant will be credited with Dividend Equivalent Rights equal to the amount of the cash dividend per share multiplied by the number of Restricted Stock Units held by Participant on the dividend’s record date.  The Dividend Equivalent Rights credited to Participant under the preceding sentence will be deemed to be reinvested in additional Restricted Stock Units, which will be subject to the same terms regarding vesting, forfeiture, and distribution as Restricted Stock Units awarded to Participant under this Agreement.

3.         Performance Period. The Performance Period for the Restricted Stock Units shall be the three (3) year period commencing on [_________] and ending on [________].

4.         Vesting; Effect of Termination of Service; Change in Control.

(a)        Subject to Sections 4(b), 4(c) and 4(d) below, Participant’s Restricted Stock Units will vest upon the expiration of the Performance Period, subject to and contingent upon achievement of the Performance Goal described in Exhibit A hereto and Participant’s continued Service through the last day of the Performance Period.  Notwithstanding the foregoing, if Participant attains at least age fifty-five (55) and completes at least ten (10) years of Service (“Retirement Vesting”) and subsequently retires prior to expiration of the Performance Period, Participant shall be entitled to receive (i) the number of Restricted Stock Units that would have vested in accordance with the preceding sentence if Participant had continued Service through the last day of the Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of days during the Performance Period on which Participant was providing Service, and the denominator of which is 1,095.

(b)        The Restricted Stock Units will vest at the Target level of achievement of the Performance Goal (as described in Exhibit A), upon the earlier to occur of (i)

Participant’s death or (ii) Participant’s becoming Disabled, provided that such condition qualifies as “disability” as defined for purposes of Section 409A, in each case, if prior to any forfeiture event under Section 4 (d) below.

(c)        This subsection 4(c) shall apply to this Agreement, this Award and any Replacement Award provided to Participant to replace this Award in lieu of Section 8.2(b) of the Plan.  Upon a termination of Participant’s Service by the Corporation or its Affiliate without Cause or by Participant for “Good Reason” (as defined below), in each case, upon or within two years after a Change in Control and prior to any forfeiture event under Section 4(d) below, this Award or any Replacement Award held by Participant shall become fully vested and free of restrictions at the Target level of achievement of the Performance Goal (as described in Exhibit A, as amended by the Replacement Award, if any), except that vesting shall be, to the extent determinable, at the level of achievement of the Performance Goal actually achieved as of the date of termination of Service (with similar performance assumed to be achieved through the remainder of the Performance Period) if greater than the Target level of achievement, and shall be distributed upon or within 60 days of such termination of Service. Notwithstanding the foregoing, if this Award or the Replacement Award, as applicable, is considered deferred compensation subject to Section 409A, payment shall be made pursuant to the Award’s original schedule if necessary to comply with Section 409A.

For purposes of this subsection “Good Reason” shall be deemed to exist if, and only if, without the Participant’s express written consent:

(i)         The Corporation or its Affiliate assigns to Participant authorities, duties or responsibilities (including titles) that are inconsistent in any material and adverse respect with Participant’s immediately preceding authorities, duties or responsibilities with the Corporation or its Affiliate (including any material and adverse diminution of such immediately preceding authorities, duties or responsibilities);

(ii)        The Corporation or its Affiliate materially reduces Participant’s base compensation;

(iii)       The Corporation or its Affiliate requires Participant to relocate his or her principal business office or principal place of residence outside the Chicago metropolitan area (or outside the immediately preceding location of Participant’s principal business office with the Corporation or its Affiliate), or assigns to Participant duties that would reasonably require such relocation;

(iv)       The Corporation or its Affiliate materially breaches the terms of any agreement pursuant to which services are provided to the Corporation or its Affiliate by Participant; or

(v)        The Corporation or its Affiliate terminates, reduces or limits Participant’s participation in any bonus or incentive compensation arrangement relative to the level of participation of other employees of similar rank for a reason that is not reasonably related to Participant’s level of job performance and provided that such action results in a material reduction in the aggregate value of Participant’s incentive compensation below the aggregate value as of the immediately preceding bonus or incentive compensation performance period.

Participant’s voluntary termination of Service shall not be considered a termination of Service for Good Reason unless Participant terminates his or her Service  within 90 days after the initial existence of the condition constituting Good Reason; provided, Participant provides written notice to the Corporation or its Affiliate of Participant’s intention to resign for Good Reason, which notice specifies in reasonable detail the breach or action giving rise thereto within 90 days of its initial existence, and the Corporation or its Affiliate does not cure such breach or action within 30 days after the date of the Participant’s notice.

(d)        If Participant’s Service is terminated for any reason before all of Participant’s Restricted Stock Units have vested under this Agreement (including pursuant to an event described in Section 4(b) or 4(c) above), Participant’s unvested Restricted Stock Units will be forfeited upon the effective date of such termination of Service.  Neither the Corporation nor any Affiliate will have any further obligations to Participant under this Agreement if Participant’s Restricted Stock Units are forfeited.

5.         Terms and Conditions of Distribution.

(a)        Distribution of a share of Stock that corresponds to a vested Restricted Stock Unit (other than a Restricted Stock Unit that vested due to Retirement Vesting) shall be made to Participant as soon as practicable after the Restricted Stock Unit vests, but not later than two and a half (2½) months after the end of the calendar year in which the Restricted Stock Unit vests.

(b)        Distribution of a share of Stock that corresponds to a Restricted Stock Unit that vested due to Retirement Vesting shall be made to Participant during the ninety (90) day period following the date on which the Performance Period expired or, if earlier, as soon as practicable following the earlier to occur of the following dates: (i) the date on which such Restricted Stock Unit would otherwise have vested in accordance with Section 4(b), or (ii) Participant’s “separation from service” as defined for purposes of Section 409A (or, if Participant is a “specified employee” as defined for purposes of Section 409A on the date of such separation from service, the date that is the first day of the seventh (7th) month following Participant’s separation from service).

(c)        If Participant dies before the date on which the Corporation would have distributed shares of Stock in satisfaction of vested Restricted Stock Units, the Corporation will distribute such shares of Stock to Participant’s designated beneficiary(ies) or, if none are designated or surviving, to Participant’s estate or personal representative.  The Corporation is not required to issue or deliver any shares of Stock before completing the steps necessary to comply with applicable Federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices.  The Corporation will use commercially reasonable efforts to cause compliance with those laws, rules and practices.  The foregoing provisions are subject in all cases to the requirements of Section 409A.

6.         Nontransferability.  Unvested Restricted Stock Units may not be sold, transferred, exchanged, pledged, assigned, garnished, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Any effort to assign or transfer the rights under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights of Participant under this Agreement.

7.         Administration.  The Committee administers the Plan.  Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Committee adopts from time to time.  The interpretation and construction by the Committee of the Plan and this Agreement, and such rules and regulations as may be adopted by the Committee for purposes of administering the Plan and this Agreement, will be final and binding upon Participant.

8.         Securities Law Requirements.  If at any time the Board or Committee determines that issuing Stock pursuant to this Agreement would violate applicable securities laws, the Corporation will not be required to issue such Stock.  The Board or Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with applicable securities laws.  The Corporation may require Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

9.         Payment of Withholding Taxes.  Distribution to Participant of shares of Stock under this Agreement will be subject to Federal income and other tax withholding (and state and local income tax withholding, or non-U.S. tax withholding, if applicable) by the Corporation in respect of taxes on income realized by Participant.  The Corporation may withhold the minimum statutorily required amounts from future paychecks to Participant, or may require that Participant deliver to the Corporation the amounts to be withheld.  Participant agrees to allow the Corporation, upon any payment of shares of Stock to Participant under this Agreement, to withhold a portion of the shares of Stock otherwise deliverable to Participant having a Fair Market Value of the tax withholding obligation (or, in the discretion of the Corporation, to satisfy up to the maximum tax withholding obligation), in satisfaction of any Federal income and other tax withholding (and any state and local income tax withholding, or non-U.S. tax withholding, if applicable).  Notwithstanding any provision herein to the contrary, in the event that any Restricted Stock Units become subject to tax withholding before the shares of Stock subject to the Restricted Stock Units would otherwise be delivered to the Participant, the Corporation may issue a sufficient number of whole shares of Stock with respect to the Restricted Stock Units that does not exceed the minimum tax withholding obligation, which shares of Stock shall be withheld by the Corporation to satisfy its withholding obligation, in accordance with and subject to the requirements of Section 409A.

10.       Restrictive Covenants.  Participant understands the global nature of the Corporation’s businesses and the effort the Corporation and its Affiliates (collectively referred to in this Section as “Cboe”) undertake to develop and protect their business and their competitive advantage.  Accordingly, Participant agrees that the scope and duration of the restrictions described in this Agreement are reasonable and necessary to protect the legitimate business interests of Cboe.  Participant further agrees that during the period of Participant’s Service and for a period of two (2) years following Participant’s separation from Service, Participant shall not, without the express written approval of the Chief Executive Officer:

(a)        singly, jointly, or in any other capacity, in a manner that contributes to any research, technology, development, account, trading, marketing, promotion, or sales and that relates to Participant’s Service with Cboe, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his or her name by, or provide financial or other assistance to, or be connected in any manner with (i) any exchange, facility, electronic communications network (“ECN”), electronic foreign currency exchange market (“FX”) matching platform, multilateral trading facility, or alternative trading system (“ATS”); (ii) the ECN, ATS or FX business lines of any full service broker dealer; or (iii) any business line of any company that is substantially similar to any additional business line developed or entered into by Cboe during Participant’s Service, provided that, in the case of clauses (i), (ii) and (iii), such entity or business line that directly competes with Cboe;

(b)        provide any service or assistance that (i) is of the general type of service or assistance provided by Participant to Cboe, (ii) relates to any technology, account, product, project or piece of work with which Participant was involved during his Service, and (iii) contributes to causing an entity to come within the definition described in Section 10(a) above;

(c)        solicit or accept if offered to Participant, with or without solicitation, on his or her own behalf or on behalf of any other person, the services of any person who is a then-current employee of Cboe (or was an employee of Cboe during the year preceding such solicitation), nor solicit any of Cboe’s then-current employees (or an individual who was employed by or engaged by Cboe during the year preceding such solicitation) to terminate employment or an engagement with  Cboe, nor agree to hire any then-current employee (or an individual who was an employee of Cboe during the year preceding such hire) of Cboe into employment with Participant or any company, individual or other entity; or

(d)        directly or indirectly divert or attempt to divert from Cboe any business in which Cboe has been actively engaged during Participant’s Service, nor interfere with the relationships of Cboe or with their sources of business.

11.       Confidentiality.  Participant acknowledges that the Corporation or an Affiliate may disclose secret or confidential information to Participant during the period of Participant’s Service to enable Participant to perform his or her duties.  Participant agrees that, subject to the following sentence, Participant shall not during his or her Service (except in connection with the proper performance of his or her duties) and thereafter, without the prior written consent of the Corporation, disclose to any person or entity any material or significant secret or confidential information concerning the business of the Corporation or an Affiliate that was obtained by Participant in the course of Participant’s Service.  This paragraph shall not be applicable if and to the extent Participant is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such secret or confidential information is required to be disclosed by Participant by any law, regulation or order of any court or regulatory commission, department or agency.  Participant further agrees that if Participant’s Service is terminated for any reason, Participant will not take, but will leave with the Corporation or an Affiliate, all records and papers and all matter of whatever nature that bears secret or confidential information of the Corporation or an Affiliate.  For purposes of this Agreement, the term “secret or confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members’ information, the Corporation’s and any Affiliate’s financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of the Corporation or an Affiliate, that has not been published or disclosed to the general public, the options industry, the equities industry, the foreign currency exchange industry or the commodities futures industry, provided that such term shall not include knowledge, skills, and information that is common to the trade or profession of Participant.

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Participant from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to the Corporation or an Affiliate), or from responding if properly subpoenaed or otherwise required to do so under applicable law.  In addition, nothing in this Agreement limits Participant’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to Participant).

Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law.  Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Participant files a lawsuit or other action alleging retaliation by the Corporation or an Affiliate for reporting a suspected violation of law, Participant may disclose the trade secret to his or her attorney and use the trade secret in the court proceeding or other action, if Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  This paragraph will govern to the extent it may conflict with any other provision of this Agreement.

12.       Judicial Modification.  If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 10 or 11 is invalid or unenforceable, the parties agree that (a) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (b) the parties shall request that the court exercise that power, and (c) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

13.       Remedies.  Participant agrees that in the event of a breach or threatened breach of any of the covenants contained in Sections 10 or 11 of this Agreement, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, Participant shall forfeit, upon written notice to such effect from the Corporation, any and all Awards granted to him or her under the Plan and this Agreement, including vested Awards.  The forfeiture provisions of this Section 13 shall continue to apply, in accordance with their terms, after the provisions of any employment or other agreement between the Corporation and Participant have lapsed.  Participant consents and agrees that if Participant violates or threatens to violate any provisions of Sections 10 or 11 of this Agreement, the Corporation or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction restraining Participant from committing or continuing any violation of Sections 10 or 11.  In the event that Participant is found to have breached any provision set forth in Section 10 of this Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for as long as Participant was in violation of that provision. The provisions of Sections 10 and 11 of this Agreement shall continue to apply, in accordance with their terms, after the Participant's service has terminated and after provisions of any employment or other agreement between the Corporation and the Participant have lapsed.

14.       Representations and Warranties.  Participant represents and warrants to the Corporation that Participant has received a copy of the Plan and this Agreement, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions in all respects.

15.       No Limitation on the Corporation’s Rights.  The granting of Restricted Stock Units under this Agreement shall not and will not in any way affect the Corporation’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

16.       Plan and Agreement Not a Contract of Employment or Service.  Neither the Plan nor this Agreement is a contract of employment or Service, and no terms of Participant’s employment or Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein.  Neither the Plan nor this Agreement will be construed as conferring any legal rights on Participant to continue to be employed or remain in Service, nor will it interfere with the Corporation’s or any Affiliate’s right to discharge Participant or to deal with Participant regardless of the existence of the Plan or this Agreement.

17.       Entire Agreement and Amendment.  This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the Restricted Stock Units, and all prior oral and written representations are merged in this Agreement and the Plan.

Notwithstanding the preceding sentence, this Agreement shall not in any way affect the terms and provisions of the Plan.  This Agreement may be amended, modified, or terminated only in accordance with the Plan.  The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

18.       Notice.  Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, sent by overnight courier (at the sender’s expense), or (if from the Corporation or the Corporation’s stock plan administrator) by electronic mail.  Notice will be deemed given (a) when delivered personally, (b) if mailed, three days after the date of deposit in the U.S. mail, (c) if sent by overnight courier, on the regular business day following the date sent, or (d) when electronically mailed.  Notice to the Corporation should be sent to Cboe Global Markets, Inc., 400 South LaSalle Street, Chicago, Illinois 60605, Attention: General Counsel.  Notice to Participant should be sent to the mailing address and/or electronic mailing address set forth on the Corporation’s records.  Either party may change the address to which the other party must give notice under this Section 18 by giving the other party written notice of such change, in accordance with the procedures described above or otherwise established by the Corporation or its stock plan administrator.

19.       Successors and Assigns.  The terms of this Agreement will be binding upon the Corporation and its successors and assigns.

20.       Governing Law.  To the extent not preempted by Federal law, the Plan, this Agreement, and documents evidencing rights relating to the Plan or this Agreement will be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles.  If any provision of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

21.       Plan Document Controls.  The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement.  If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

22.       Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

23.       Waiver; Cumulative Rights.  The failure or delay of either party to require performance by the other party of any provision of this Agreement will not affect its right to require performance of such provision unless and until such performance has been waived in writing.  Each right under this Agreement is cumulative and may be exercised in part or in whole from time to time.

24.       Tax Consequences.  Participant agrees to determine and be responsible for all tax consequences to Participant with respect to the Restricted Stock Units.

25.       Section 409A.  The Restricted Stock Units granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A, including the exceptions and exemptions for short term deferrals, stock rights, and separation pay arrangements. This Agreement and all Restricted Stock Units shall be administered, interpreted, and construed in a manner consistent with Section 409A. Should any provision of this Agreement, or any other agreement or arrangement contemplated by this Agreement, be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Corporation, and without the consent of Participant, in such manner as the Corporation determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Notwithstanding the forgoing, no provision of this Agreement, or any other agreement or arrangement contemplated by this Agreement shall be construed as a guarantee by the Corporation of any particular tax effect to Participant.  Each payment made under this Agreement shall be designated as a separate payment within the meaning of Section 409A.  Any payment that is subject to Section 409A and payable upon Participant’s termination of employment or other similar event shall not be made unless Participant has experienced a “separation from service” as defined under Section 409A.  Any payment subject to Section 409A that is to be made upon a “separation from service” to Participant on any date when he or she is a “specified employee” as defined under Section 409A shall not be paid before the date that is six (6) months following Participant’s “separation from service” or, if earlier, Participant’s death.

26.       Awards Subject to the Corporation’s Recovery of Funds Policy.  Notwithstanding anything in this Agreement to the contrary, the Restricted Stock Units covered by this Agreement shall be subject to the Corporation’s compensation recovery policy, as may be in effect from time to time, including, without limitation, the provisions of any such policy required by Section 10D of the Exchange Act and any applicable rules or regulations issued by the SEC or any national securities exchange or national securities association on which the Stock may be traded.

27.       Addendum to Agreement.  Notwithstanding any provision of this Agreement to the contrary, if Participant resides or is employed outside the U.S. or transfers residence or employment outside the U.S., the Restricted Stock Units shall be subject to such special terms and conditions as are set forth in the addendum to this agreement (the “Addendum”).  Further, if Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the Restricted Stock Units to the extent the Corporation determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer).  In all circumstances, the Addendum shall constitute part of this Agreement.

IN WITNESS WHEREOF, the Corporation and Participant have duly executed this Agreement as of the date first written above.

Cboe Global Markets, Inc.

Participant’s Name

Participant’s Signature

Exhibit A

Vesting of the Restricted Stock Units is contingent on achievement of a Performance Goal tied to Total Shareholder Return of the Corporation as compared to the Total Shareholder Return of the S&P 500 Index during the Performance Period.  The number of Restricted Stock Units that may vest shall be determined as set forth below:

TSR Percentile Attained	Percentage of Restricted Stock Units That Vest
[______] percentile (“Maximum”) or greater	[______]%
[______] percentile (“Target”)	[______]%
[______] percentile (“Threshold”)	[______]%

For TSR Percentile performance levels that fall between the values shown above, the percentage of Restricted Stock Units that vest will be determined by straight line interpolation, provided that no Restricted Stock Units will vest if the Corporation’s TSR Percentile does not equal or exceed the Threshold amount.

“Total Shareholder Return” means, with respect to any corporation, the increase in its stock price over the Performance Period plus reinvested dividends, divided by its stock price at the beginning of the Performance Period.  For purposes of this definition, the beginning stock price will be the average closing price over the twenty (20) trading days up to and including [______], and the ending stock price will be the average closing price over the twenty (20) trading days up to and including [______].

“TSR Percentile” means the Corporation’s Total Shareholder Return during the Performance Period relative to the Total Shareholder Returns for the S&P 500 Index during the Performance Period.

ADDENDUM

CBOE GLOBAL MARKETS, INC. LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Addendum to the Agreement includes additional terms and conditions that govern the Restricted Stock Units if Participant resides and/or is employed outside of the United States or transfers residence or employment outside the United States.  Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Agreement or the Plan.

1.         Nature of Grant.    In accepting the Restricted Stock Units, Participant acknowledges that:

(a)        the Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by the Plan;

(b)        the award of the Restricted Stock Units is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)        all decisions with respect to future Restricted Stock Unit awards, if any, will be at the sole discretion of the Corporation;

(d)        Participant is voluntarily participating in the Plan;

(e)        the Restricted Stock Units and any shares of Stock that may be received in settlement of the Restricted Stock Units, and the income and value of same, (i) are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Corporation or the Affiliate that employs Participant (the “Employer”), and which is outside the scope of Participant’s employment contract, if any, (ii) are not intended to replace any pension rights or compensation, and (iii) are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)         the Restricted Stock Unit award will not be interpreted to form an employment contract or relationship with the Corporation or any Affiliate, nor does it amend any legal relationship or legal entitlement between Participant and the Employer;

(g)        this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant’s further employment for the vesting period, for any period, or at all, and will not interfere with Participant’s right or the right of the Corporation or the Employer to terminate Participant’s employment relationship at any time with or without cause;

(h)        unless otherwise agreed with the Corporation, the Restricted Stock Units and the shares of Stock underlying the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of an Affiliate;

(i)         the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(j)         neither the Corporation, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the sale of any shares of Stock Participant may acquire upon such settlement;

(k)        in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or shares of Stock acquired upon vesting of the Restricted Stock Units resulting from Participant’s termination of Service (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Corporation and the Employer from any such claim that may arise; and

(l)         the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Corporation in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Corporation.

2.         Participants in the European Union.  If Participant resides and/or is employed in a European Union (“EU”) member state, the following provision shall replace Section 4(a) of the Agreement in its entirety and any other provisions regarding Retirement Vesting shall be disregarded and of no effect:

(a)        Subject to Sections 4(b), 4(c) and 4(d) below, Participant’s Restricted Stock Units will vest upon the expiration of the Performance Period, subject to and contingent upon achievement of the Performance Goal described in Exhibit A hereto and Participant’s continued Service through the last day of the Performance Period.

3.         Payment of Withholding Taxes.  Participant acknowledges and agrees that if Participant is subject to tax and/or social contributions in more than one jurisdiction, the Corporation or its Affiliate(s) may be required to withhold or account for taxes and/or social contributions in more than one jurisdiction, in accordance with the methods of withholding described in Section 9 of the Agreement.

4.         Data Privacy.

(a)        Data Collection and Usage. The Corporation and the Employer will collect, process and use certain personal information about Participant, specifically, Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Corporation, details of all Restricted Stock Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

(b)        Recipients of Data.

a.    Stock Plan Administration Service Providers. The Corporation and the Employer transfer Data to Fidelity Stock Plan Services, LLC (and/or its affiliates, collectively “Fidelity”), the designated broker assisting in the implementation, administration and management of the Plan. In the future, the Corporation may select a different service provider and share Data with such other provider serving in a similar manner.

b.   Other Service Provider Data Recipients. The Corporation also may transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include the Corporation’s legal counsel as well as its auditor, human resources consultant and payroll vendor. Wherever possible, the Corporation will anonymize data, but Participant understands that his or her Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.

c.    Securities or Other Regulatory Authorities. In addition to the recipients identified herein and where required under applicable law, Data also may be disclosed to certain securities or other regulatory authorities, including where the Corporation’s securities are listed or traded or regulatory filings are made. The legal basis, where required, for such disclosure is compliance with applicable law.

(c)        International Data Transfers. The Corporation, Fidelity and other service providers described above are located in the United States. The United States may have different data privacy laws and protections than Participant’s country of residence (or country of employment, if different).

(d)        Legal Basis for Collection, Processing and Transfer of Data.

a.   Participants within the EU / European Economic Area (“EEA”)

i.   The collection, processing and transfer of Data is necessary for the legitimate purpose of the Corporation and Employer’s administration of the Plan and Participant’s participation in the Plan.

ii.  When transferring Data to potential recipients outside the EU/EEA, the Corporation and the Employer strive to provide appropriate safeguards in accordance with EU Standard Contractual Clauses, the EU-U.S. Privacy Shield Framework, or other legally binding and permissible arrangements. For further information on the transfer of the Participant’s personal data outside of the EU/EEA, the Participant may contact his or her human resources representative.

b.   Participants outside the EU / EEA

i.   Participant hereby explicitly and unambiguously consents to the collection, processing and use, in electronic or other form, of Participant’s Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a non-U.S. data protection law perspective, for the purposes described above. Upon transfer of Participant’s Data to Fidelity, Participant may be asked to agree to separate terms and data processing practices with Fidelity, with such agreement being a condition of the ability to participate in the Plan.

ii.  Participation in the Plan is voluntary and Participant understands that Participant is providing the consent herein on a purely voluntary basis. If Participant does not consent, or later seeks to revoke his or her consent, Participant’s employment status or service and career with the Employer will not be adversely affected. The only consequence of refusing or withdrawing consent is that the Corporation would not be able to grant Restricted Stock Units or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact his or her human resources representative.

(e)        Data Retention. Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan or comply with applicable law. When the Corporation no longer needs the Data, the Corporation will remove it from its systems.

(f)         Data Subject Rights. Participant understands that Participant may have the right under applicable law to (i) access or copy Data that the Corporation possesses, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict processing of Data, (v) opt out of the Plan, or (vi) lodge complaints with the competent supervisory authorities in Participant’s jurisdiction. To receive clarification regarding these rights or to exercise these rights, Participant understands that Participant can contact his or her local human resources representative.

5.         No Advice Regarding Grant.    The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Stock.  Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

6.         Imposition of Other Requirements.    The Corporation reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.  Such requirements may include (but are not limited to) requiring Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

7.         Insider Trading/Market Abuse Laws.    By participating in the Plan, Participant agrees to comply with the Corporation’s policy on insider trading (to the extent that it is applicable to Participant). Participant further acknowledges that, depending on Participant’s or the broker’s country of residence or where the shares of Stock are listed, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Restricted Stock Units) or rights linked to the value of shares of Stock, during such times Participant is considered to have “inside information” regarding the Corporation as defined by the laws or regulations in Participant’s country.  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before Participant possessed inside information.  Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Participant understands that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy.  Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and that Participant should therefore consult Participant’s personal advisor on this matter.

8.         Foreign Asset/Account Reporting; Exchange Controls.    Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect Participant’s ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside Participant’s country.  Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country.  Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt.  Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and Participant should consult his or her personal legal advisor for any details.

9.         Language.  If Participant is resident in a country where English is not an official language, Participant acknowledges and agrees that it is Participant’s express intent that the Agreement, the Addendum and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units be drawn up in English.  If Participant has received the Agreement, the Addendum or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

10.       Annex to Addendum.  Notwithstanding any provision of the Agreement or Addendum to the contrary, the Restricted Stock Units shall be subject to such special terms and conditions for Participant’s country of residence (and country of employment, if different), as are set forth in the annex to this Addendum (the “Annex”).  Further, if Participant transfers residency and/or employment to another country, the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer. In all circumstances, the Annex shall constitute part of this Addendum.

ANNEX

This Annex to the Addendum includes additional terms and conditions that govern the Restricted Stock Units if Participant resides and/or is employed in the country addressed herein or transfers residence or employment to the country addressed herein.  If Participant transfers residence and/or employment to another country, the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer.  Certain capitalized terms used but not defined in this Annex have the meanings set forth in the Agreement (including the Addendum) or the Plan.

Canada

1.   Securities Law Notification: Participant acknowledges and agrees that he or she is permitted to sell shares of Stock acquired under the Plan through the designated broker appointed under the Plan, provided the resale of shares of Stock takes place outside of Canada through facilities of a stock exchange on which the shares of Stock are listed. The shares of Stock currently are listed on Cboe BZX in the United States.

2.   Termination of Employment: Except as expressly required by applicable legislation, in the event Participant’s Service is terminated for any reason other than as described in Section 4(c) of the Agreement (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), Participant understands his or her right to participate in the Plan will terminate effective as of the date that is the earliest of (i) termination of Participant’s Service; (ii) the date upon which Participant receives written notice of termination; or (iii) the date Participant is no longer actively providing services to the Corporation or any of its Affiliates regardless of any notice period or period of pay in lieu of such notice mandated under applicable laws (including, but not limited to, statutory law and/or common law). Participant further understands that, in the event that the date that Participant is no longer actively providing services cannot be reasonably determined under the terms of the Agreement and the Plan, the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Plan (including whether the Participant still may be considered to be providing services while on a leave of absence).

Ecuador

No country-specific provisions.

Hong Kong

1.         Settlement in Shares of Stock.  Notwithstanding anything to the contrary in the Agreement, the Addendum or the Plan, the Restricted Stock Units shall be settled only in shares of Stock (and may not be settled in cash).

2.         Disposal of Shares of Stock.  If, for any reason, shares of Stock are issued to Participant within six (6) months after the Award Date, Participant agrees that Participant will not sell or otherwise dispose of any such shares of Stock prior to the six (6) month anniversary of the Award Date.

3.         IMPORTANT NOTICE/WARNING.  The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Participant is advised to exercise caution in relation to the offer.  If Participant is in any doubt about any of the contents of the documents, Participant should obtain independent professional advice. The Restricted Stock Units and shares of Stock issued in settlement of the Restricted Stock Units do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Corporation or its Affiliates. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong.  The Restricted Stock Units are intended only for the personal use of each eligible employee of the Employer, the Corporation or an Affiliate and may not be distributed to any other person.

4.         Wages.  The Restricted Stock Units and shares of Stock subject to the Restricted Stock Units do not form part of Participant’s wages for purposes of calculating any statutory or contractual payments under Hong Kong law.

Netherlands

1.         Exclusion of Claim: Participant acknowledges and agrees that Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from Participant ceasing to have rights under the Plan, whether or not as a result of termination of Participant’s Service (whether such termination is in breach of contract or otherwise), or from the loss of diminution in value of the shares of Stock underlying the Restricted Stock Units. Upon the grant of the Restricted Stock Units, Participant shall be deemed to have waived irrevocably such entitlement.

Singapore

1.         Securities Law Information.  The grant of the Restricted Stock Units under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply.  Participant should note that the Restricted Stock Units are subject to section 257 of the SFA and Participant will not be able to make any subsequent sale of shares of Stock in Singapore, or any offer of such subsequent sale of shares of Stock subject to the Restricted Stock Units in Singapore, unless such sale or offer is made (i) after six (6) months from the Award Date or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Switzerland

1.         Securities Law Information.  The grant of the Restricted Stock Units is not intended to be a public offer in or from Switzerland. Because the offer of the Restricted Stock Units is considered a private offering, it is not subject to registration in Switzerland.  Neither this document nor any other materials relating to the Restricted Stock Units (a) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (b) may be publicly distributed nor otherwise made available in Switzerland or (c) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority).

United Kingdom

1.         Payment of Withholding Taxes.  The following provision supplements the section  of the Agreement titled “Payment of Withholding Taxes”:

Without limitation to the section of the Agreement titled ‘Payment of Withholding Taxes’, Participant agrees that Participant is liable for all income tax and employee national insurance contributions or other social contributions or withholding taxes (“Tax-Related Items”) and hereby covenants to pay all such Tax-Related Items, as and when requested by the Corporation, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Corporation and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if Participant is a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Participant is a director or executive officer and income tax due is not collected from or paid by Participant within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant acknowledges that Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from Participant at any time thereafter by any of the means referred to in section of the Agreement titled “Payment of Withholding Taxes”.

2.         Exclusion of Claim.  Participant acknowledges and agrees that Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from Participant’s ceasing to have rights under or to be entitled to the Restricted Stock Units, whether or not as a result of termination of Service (whether such termination is in breach of contract or otherwise), or from the loss or diminution in value of the Restricted Stock Units.  Upon the award of the Restricted Stock Units, Participant shall be deemed irrevocably to have waived any such entitlement.

3.         Section 2 of the Addendum.  Section 2 of the Addendum (Participants in the European Union) shall not apply to the Restricted Stock Units.